FOR IMMEDIATE RELEASE              CONTACT:
                                    DAVID K. SENTMAN

                                    SENIOR VICE PRESIDENT AND CHIEF
                                      FINANCIAL OFFICER
                                    AMERICAN TELECASTING, INC.
                                    TEL:  (719) 260-5533



            AMERICAN TELECASTING, INC. SUPPLEMENTS TENDER OFFER
            FOR A PORTION OF ITS SENIOR DISCOUNT NOTES DUE 2004
            AND A PORTION OF ITS SENIOR DISCOUNT NOTES DUE 2005

        COLORADO SPRINGS, COLORADO, April 22, 1998 - American Telecasting, Inc. (Nasdaq: ATEL) today announced that it is supplementing its tender offer for a portion of its outstanding Senior Discount Notes due 2004 and a portion of its outstanding Senior Discount Notes due 2005 at a cash price of $255 per $1,000 principal amount at maturity of the 2004 Notes purchased and $225 per $1,000 principal amount at maturity of the 2005 Notes purchased and its related solicitation of consents.

        The Company is amending its offer by soliciting consent to amend certain provisions of the indentures pursuant to which the Notes were issued that require that proceeds from asset sales that are not used to acquire new assets or to retire indebtedness within 270 days be used to make a pro rata offer to purchase outstanding 2004 Notes and 2005 Notes at a purchase price equal to 100% of the accreted value thereof to any purchase date prior to maturity.

      The proposed amendments would amend the provision described above in the case of any and all net proceeds received by the Company or any of its subsidiaries from (i) the up to $46.2 million in proceeds that may be received in connection with other dispositions contemplated by an agreement among subsidiaries of the Company, the BellSouth Corporation and a subsidiary of BellSouth that close after the Expiration Date, depending on the total number of channel leases and licenses ultimately delivered by the Company to BellSouth, and (ii) the up to approximately $6.4 million in proceeds that may be received from an escrow account that was established under the BellSouth agreement in connection with a disposition completed prior to the date of the tender offer.

      No later than 30 days after the aggregate amount of net available proceeds resulting from future BellSouth dispositions and the escrow proceeds first equals or is greater than $10 million, the Company shall be obligated to utilize 57% of the amount of such net available proceeds to make an offer to purchase the outstanding Notes, which required offer shall remain open for a minimum of 20 business days, unless extended, at a purchase price in cash equal to the greater of (i) $280.50 per $1,000 principal amount at maturity in the case of the 2004 Notes and $247.50 per $1,000 principal amount at maturity in the case of the 2005 Notes and (ii) the market value of the Notes as determined on the date preceding the date of the commencement of the required offer by Donaldson, Lufkin & Jenrette Securities Corporation, the financial advisor to the Company. If the aggregate principal amount of Notes tendered by holders thereof pursuant to a required offer exceeds the amount of the 57% of the net available proceeds to be used for the purchase of the Notes, the Notes shall be selected for purchase on a pro rata basis. Upon completion of a required offer, the amount of net available proceeds shall be reset at zero. The 43% of the amount of such net available proceeds not to be utilized for such required offer to purchase, as well as the amount of the 57% of the net available proceeds to be used to purchase Notes pursuant to such required offer that is in excess of the amount required to purchase the Notes tendered by holders thereof, shall not be subject to any such tender obligation and shall be freely available for use by the Company as it deems appropriate. In addition, any and all financial advisor, legal and other costs and fees incurred by the Company in connection with completing or facilitating any future BellSouth dispositions, escrow proceeds or any required offer as described in this Statement shall be deemed to be reduce net available proceeds resulting from future BellSouth dispositions and escrow proceeds that are required to be used to purchase Notes. At such time that the amount of net available proceeds resulting from additional future BellSouth dispositions or escrow proceeds equals or is greater than $5 million (which amount shall not include the unencumbered net available proceeds), the Company shall be obligated to utilize 57% of the amount of such additional net available proceeds to make a subsequent required offer, subject to the same terms and conditions set forth above applicable to the initial required offer. The proposed amendments would not restrict the Company from using unencumbered net available proceeds for the purchase or other retirement of Notes on such terms as it determines to be appropriate.

      The proposed amendments would not apply to net proceeds that may be received from dispositions of assets that the Company may undertake other than pursuant to the BellSouth agreement. Accordingly, the Company would not be required to use such net proceeds to make a required offer as described above to but would continue to obligated to offer to repurchase Notes at accreted value at the end of the 270 day reinvestment period as and to the extent currently provided in the applicable provisions of the indenture.

      The Company expects, based on discussions with certain holders of significant positions in the Notes, that the requisite consents will be delivered on a timely basis under the solicitation of consents, as amended.

      The Company's obligation to accept for purchase, and to pay for, Notes tendered pursuant to the offer is not conditioned upon any minimum tender of either the 2004 Notes or the 2005 Notes or obtaining any financing but is subject to satisfaction of the receipt of the consents from the holders of a majority in principal amount at maturity of both the 2004 Notes and the 2005 Notes on or prior to 5:00 PM, New York City time, on April 28, 1998, unless extended, and to certain other conditions. The Company, in its sole discretion, may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time.

        The offer and solicitation will expire at 12:00 midnight, New York City time, on May 7, 1998, unless extended. If the consent condition is not satisfied on or prior to 5:00 PM, New York City time, on April 28, 1998, unless extended, the Company currently intends to terminate the offer without purchasing any Notes thereunder.

        American Telecasting, Inc. is one of the largest operators of wireless cable television systems in the United States serving approximately 138,900 subscribers in 33 markets as of December 31, 1997 (excluding systems sold to BellSouth Corporation in August, 1997).
 Wireless cable television systems use microwave frequencies licensed by the FCC to provide multiple channel subscription television programming.
 Along with its commitment to deliver high levels of customer service, American Telecasting, Inc. offers value programming packages by pricing its products lower than its franchise cable and direct broadcast satellite competitors, creating improved value for its customers.

        Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release regarding the Company's plans for future development and operation of its business are forward-looking statements that involve risks and uncertainties. While management believes that the assumptions underlying these statements are reasonable, actual results could differ materially. Among the factors that could cause actual results to differ materially are: a lack of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; the Company's inability to develop and implement new services, such as high-speed Internet access and telephony; the Company's inability to obtain the necessary FCC authorizations for such new services; competitive factors, such as the introduction of new technologies and competitors into the subscription television, high-speed Internet access and telephony businesses; a failure by the Company to enter into strategic partner relationships; and the other factors listed on page one of the Company's Annual Report on Form 10-K. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation reform Act of 1995, and, as such, speak only as of the date made.

        Holders of Notes may obtain information relating to the solicitation by contacting Donaldson, Lufkin & Jenrette Securities Corporation, the dealer manager for the offer and the financial advisor for the solicitation, collect at (415) 249-2125 or toll free at (800) 227-4492 attention: Arun Arora.